Exhibit 99.1

Liberty Tax Announces John Hewitt’s Sale of Stake in Liberty Tax; Receipt of Anticipated Nasdaq Delinquency Letter

VIRGINIA BEACH, Va., July 24, 2018 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, announced today that John T. Hewitt, the Chairman of the Company’s Board of Directors (the “Board”), former Chief Executive Officer of the Company and founder of the Company, entered into an agreement to sell all of the shares of the Company’s Class A Common Stock and Class B Common Stock owned directly or indirectly by him (the “Sale”) to an unaffiliated third party, Vintage Tributum LP, an affiliate of Vintage Capital Management, LLC, an Orlando-based investment firm that focuses on public and private market investments in the consumer, manufacturing and defense industries (“Vintage”).  The Sale is expected to close promptly.  In connection with the Sale, the shares of the Company’s Class B Common Stock will convert into shares of the Company’s Class A Common Stock, and no shares of the Company’s Class B Common Stock will remain outstanding.  In addition, Vintage also entered into an agreement with other stockholders of the Company to purchase additional shares of the Company’s Class A Common Stock.

In connection with the Sale, Mr. Hewitt agreed to tender his resignation to the Board and to cause the following members of the Board (all previously elected to the Board by Mr. Hewitt) to tender their resignations to the Board, effective upon the closing of the Sale:  Gordon D’Angelo, Ellen M. McDowell, Nicole Ossenfort and John Seal.  Ms. Ossenfort will continue to serve as the Company’s President and Chief Executive Officer following her resignation from the Board.

In addition, the Company also announced today that, as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended April 30, 2018  (the “Form 10-K”), it has received, as anticipated, a letter from Nasdaq (the “Letter”) stating that the Company is not in compliance with Nasdaq’s continued listing rules under the timely filing criteria established under Nasdaq Listing Rule 5250(c)(1) (the “Rule”). The Letter also formally notified the Company that the Nasdaq Hearings Panel (the “Panel”) would consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Global Select Market.

The Company previously disclosed that it was unable to file the Form 10-K within the prescribed time period due to the Company’s recent engagement of Cherry Bekaert LLP as its new independent registered public accounting firm on June 28, 2018.  The Company is working diligently to complete its delayed filings with the Securities and Exchange Commission (the “SEC”) and to regain compliance with the Rule as soon as possible.  However, there can be no assurance that the Panel will grant the Company’s request for continued listing on Nasdaq, or that the Company’s plans to exercise diligent efforts to complete its delayed filings with the SEC and maintain the listing of its common stock on Nasdaq will be successful.

About Liberty Tax, Inc.

Founded in 1997, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

About Vintage Capital Management, LLC

Vintage Capital is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. For additional information about Vintage, please visit www.vintcap.com, the contents of which are not incorporated into this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the closing of the Sale, the Company’s intentions to file its delayed periodic filings with the SEC, the continued listing of its securities on Nasdaq and the outcome of the hearing and related matters.  These statements are based upon current expectations, beliefs and assumptions of Company management, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual events could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the loss of key personnel or inability to engage accounting personnel as needed; uncertainties relating to the ability of the Company to cure any delinquencies in compliance with Nasdaq Listing Rules; and risks relating to the substantial costs and diversion of personnel’s attention and resources due to these matters and related litigation and other factors discussed in greater detail in the Company’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult the Company’s most recent Annual Report on Form 10-K and other filings with the SEC for additional risks and uncertainties that may apply to the Company’s business and the ownership of the Company’s securities. The Company’s forward-looking statements are presented as of the date made, and the Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR RELATIONS CONTACT:
Michael S. Piper
Chief Financial Officer
Liberty Tax Service
(757) 493-8855
investorrelations@libtax.com